Exhibit 99.1

VELATEL SIGNS AGREEMENT TO PROVIDE A 4G NETWORK IN CHINA

VelaTel will act as both a service provider to and a joint venture partner with NGSN for NGSN and its affiliates to act as anchor tenants of a 4G network

SAN DIEGO, CA – OCTOBER 25, 2011 – US-based VelaTel Global Communications (OTCQB: VELA) (VelaTel), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has entered into a Business Agreement with Next Generation Special Network Communication Technology Co., Ltd. (NGSN) in the People’s Republic of China (PRC).NGSN already holds a PRC-issued value added services license to provide location based tracking services and other information service nationwide.  VelaTel will form a PRC operating company to be jointly owned with NGSN but subject to VelaTel’s control.  The operating company will enter into an exclusive services contract with NGSN to deliver the information services and a 4G Network in China.  The parties will work on the deployment of a 4G network that will employ TD-LTE technology using equipment already commercially available and manufactured by VelaTel’s strategic partner ZTE Corporation.  VelaTel will finance and the joint venture will own the infrastructure equipment.  VelaTel will also provide all engineering and network management services, including engineering VelaTel has already completed for 29 major PRC cities in connection with a different WBA project.  VelaTel and NGSN expect to finalize the services contract and form the joint venture company before the end of 2011.

NGSN was founded from a group of other technology institutes to support other state owned companies and central government agencies in advancing private network telecommunications technologies.  NGSN’s current activities include projects related to transportation, including GPS tracking technologies, remotely delivered education services, and agriculture technologies.  For further information about NGSN, please visit www.ngsn-china.com.  The first phase of the network VelaTel will deploy and operate for NGSN will cover the Heilongjiang Province in northeast China, with a population of approximately 39 million, and will utilize NGSN’s existing value added services license to deliver personalized navigation and location based services (LBS) including GPS, mobile resource management solutions that allow enterprises to monitor and manage mobile workforces and assets.  The operating company will distribute its services to consumers, wireless carriers, enterprises and automobile manufacturers, and original equipment manufacturers.  The network will be expanded to other regions as well as by offering 4G Network services in China.

NGSN’s WBA Division GM Mr. Lu Bin noted:  “China is seeing unprecedented demand for vertical M2M (machine to machine) solutions.  In addition to location based services, applications include home automation, energy saving/environmental protection, industrial automation, health care, precision agriculture, public security and video surveillance.”

VelaTel’s CEO, George Alvarez, commented: “The NGSN project represents an expansion and diversification of the services VelaTel delivers, particularly in China.  Instead of a retail consumer model, and the attendant challenges of marketing budgets and competition with other carriers for subscribers, this transaction reflects a business to business model, with NGSN acting as both the “anchor tenant” and the broker with a financial incentive to expand the network’s paid users by recruiting other affiliated businesses.”  VelaTel’s President, Colin Tay, also pointed out:  “We are pleased and honored to be working with a prestigious company like NGSN.  We look forward to assisting them to deliver location based services to their diverse customers in addition to deployment of a 4G network.”

About VelaTel Global Communications, Inc.
VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  VelaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  VelaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.velatel.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	VelaTel Global Communications, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@velatel.com

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